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                     CONSULTING GROUP CAPITAL MARKETS FUNDS

                    AMENDMENT NO. 5 TO MASTER TRUST AGREEMENT

         The undersigned, being a Trustee of Consulting Group Capital Markets Funds ("Trust"), does hereby certify that pursuant to Article VII, Section 7.3, of the Trust's Master Trust Agreement dated April 12, 1991, as amended, the following votes were duly adopted by the Board of Trustees of the Trust at a meeting duly held on December 14, 1994:

         VOTED: That the Trustees approve a change in the name of the following portfolios as indicated:


                  Total Return Fixed Income Investments "A" to Long-Term Bond Investments "A"
                  Total Return Fixed Income Investments "B" to Long-Term Bond Investments "B"

         ;and

         FURTHER
         VOTED: That the Master Trust Agreement of the Trust be, and it hereby is, amended to effect the above-referenced name change; and

         FURTHER
         VOTED: That the appropriate officers of the Trust be, and each hereby is, authorized to execute and file with the Secretary of State of the Commonwealth of Massachusetts and the Boston City Clerk an Amendment to the Trust's Master Trust Agreement reflecting the foregoing changes, and to execute and file all requisite certificates, documents and instruments and to take such other actions required to cause said amendment to become effective and to pay all requisite fees and expenses incident thereto.


         IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 1st day of February 1995.

                                                      --------------------------
                                                      Heath B. McLendon